Exhibit 99.3
Final Transcript
Conference Call Transcript
ANF — Q4 2009 Abercrombie & Fitch Co. Earnings Conference Call
Event Date/Time: Feb. 16. 2010 / 8:30AM ET

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Final Transcript
Feb. 16. 2010 / 8:30AM ET, ANF — Q4 2009 Abercrombie & Fitch Co. Earnings Conference Call
CORPORATE PARTICIPANTS
Eric Cerny
Abercrombie & Fitch Co. — IR
Mike Jeffries
Abercrombie & Fitch Co. — Chairman, CEO
Jonathan Ramsden
Abercrombie & Fitch Co. — EVP, CFO
Brian Logan
Abercrombie & Fitch Co. — VP, Finance
CONFERENCE CALL PARTICIPANTS
Barbara Wyckoff
Jesup & Lamont — Analyst
Jeff Klinefelter
Piper Jaffray — Analyst
Christine Chen
Needham & Company — Analyst
Jeff Black
Barclays Capital — Analyst
Michelle Tan
Goldman Sachs — Analyst
Liz Dunn
Thomas Weisel — Analyst
Tapush Ferry
Jefferies & Company — Analyst
Paul Lejuez
Credit Suisse — Analyst
Janet Kloppenberg
JJK Research — Analyst
Robert Samuels
Oppenheimer & Company — Analyst
Dorothy Lakner
Caris & Company — Analyst
Roxanne Meyer
UBS — Analyst
Adrienne Tennant
Friedman, Billings, Ramsey — Analyst
Stacy Pak
Prudential Equity Group, LLC — Analyst
Lorraine Hutchinson
Bank of America-Merrill Lynch — Analyst
Howard Tubin
RBC Capital Markets — Analyst
Edward Yruma
KeyBanc Capital Markets — Analyst
Dana Telsey
Telsey Advisory Group — Analyst
Jennifer Black
Jennifer Black & Associates — Analyst
Laura Champine
Cowen & Company — Analyst

Final Transcript
Feb. 16. 2010 / 8:30AM ET, ANF — Q4 2009 Abercrombie & Fitch Co. Earnings Conference Call
PRESENTATION
Operator
Good morning and welcome to this Abercrombie & Fitch fourth quarter earnings results call. Today’s conference is being recorded. All lines are in a listen only mode. (Operator Instructions) At this time I would like to turn the call over to Mr. Eric Cerny, please go ahead sir.
Eric Cerny — Abercrombie & Fitch Co. — IR
Good morning and welcome to our fourth quarter earnings call. Earlier this morning we released fourth quarter sales and earnings, balance sheet, income statement, and an updated financial history. Please feel free to reference these materials available on our website. This call is being recorded and the replay may be accessed through the internet at Abercrombie. com under the Investor Relations section.
Before we begin I remind you that any forward-looking statements we may make today are subject to the safe harbor statement found in our SEC filings. Today’s earnings call will be limited to one hour. We will begin with a few brief remarks from Mike, followed by a review of financial performance for the quarter from Jonathan Ramsden and Brian Logan. After our prepared comments we will be available to take your questions as long as time permits. Please limit yourself to one question so that we can speak with as many callers as possible.
As stated in our earnings release today, our fourth quarter and annual results for the current and prior periods now reflect the reclassification of Ruehl into discontinued operations. The guidance we gave on our third quarter earnings call was prior to reflecting discontinued operations accounting for Ruehl and where significant we have indicated the effects of this in our commentary on the quarter. Now to Mike.
Mike Jeffries — Abercrombie & Fitch Co. — Chairman, CEO
Good morning, everyone. Thank you for joining us. We’ve been through a difficult year. But we firmly believe it was a year in which we laid the foundations for future success. As we look back to a year ago, when we spoke to you regarding our objectives for 2009, we laid out that we were committed, to protecting the brands, improving our product assortment, and not sacrificing quality. We said we would preserve cash, seek expense saving opportunities and efficiencies in the business, and continue to invest in our international expansion. All of which we believe we have done in a very difficult environment. We continue to be very encouraged by our international rollout, and Jonathan will provide more color on our 2010 plans in a moment. Today I feel more positive about our domestic business than I have for a long time.
Why? First, because I feel good about our male business, and I think that we are on the right track with the female business. Our male business has a clear identity is performing well and has outpaced the women’s business over the last year or so. The female business is making progress. We are moving in the right direction for spring, and will continue into summer and back to school. I encourage you to go to the stores and look at the assortment. You will see a healthy balance of basic and fashion product, exciting and improved fashion styles, along with increased variety. Personally, I am more involved in the women’s product, and I am approaching this challenge with renewed energy and enthusiasm for improving this side of the business.
In addition, while we have never and do not ever plan to be a promotionally led business, we are getting better at figuring out something that was completely alien to us 18 months ago. We believe that AURs will need to continue to go lower in the spring but we also know that how we deliver that lower AUR is very important. Both in terms of its effectiveness and in terms of protecting the brands. And this must be done without sacrificing quality.
We have some exciting social media and marketing initiatives in the pipeline that I believe will help our business. We are actively seeking new ways to effectively engage our customers through these media. Having recently launched on Facebook, Abercrombie & Fitch has already 775,000 fans, Hollister, over 340,000. We recently released an iPhone application and continue to invest in our mobile commerce platform. For the future, we are investing in some new initiatives that we believe will provide a significant boost to our direct-to-consumer business and beyond.

Final Transcript
Feb. 16. 2010 / 8:30AM ET, ANF — Q4 2009 Abercrombie & Fitch Co. Earnings Conference Call
Finally, everything we see tells us that our brands retain the aspirational nature they have always had. The importance of this cannot be underestimated. Our brands and everything they represent aspiration, premium quality, exceptional store experience are allowing us the opportunity to expand internationally. During the fourth quarter we opened our first Abercrombie & Fitch flagship in Asia and an additional five Hollister mall-based stores in Europe. International expansion is firmly in our grasp, and as I have said before, it is the future of our brands. With that I will hand the call over to Jonathan.
Jonathan Ramsden — Abercrombie & Fitch Co. — EVP, CFO
Thanks, Mike, and good morning everyone. I want to start by walking through the highlights of our fourth quarter results and we’ll then give some color on how we’re thinking about 2010 and beyond. For the fourth quarter the Company’s net sales decreased 5% to $936 million, while comp store sales decreased 13%. On a two-year basis our same-store sales for the quarter were slightly below the trend for the prior nine months. Within the quarter, November and December were weaker with January being stronger. This was partly due to the gift card event but also reflected the effect of the winter sale and clearance event during the month of January.
The purpose of the gift card event was to offer a brand appropriate promotion in the pre-Christmas period and give us additional firepower in the post-Christmas period when our customer typically expects to us offer season-ending reductions. This was essentially how it played out, although the underlying sales trend was weaker than he we had anticipated at the pre-Christmas period. Our gross margin rate for the quarter was 63.5%, down 110 basis points, and within the guidance range given at the beginning of the quarter. The erosion of gross margin was due to lower AURs for the quarter, which were greater than the corresponding reduction in average unit costs. In addition, gross margin was affected by unplanned markdowns on spring product that will now either go straight to clearance or outlet stores.
MG&A was down 5% on a like-for-like basis excluding Ruehl. Within MG&A we accrued incentive compensation for eligible associates below the EVP level. MG&A for the quarter also included equity compensation of $8.4 million as compared to $8.5 million last year. Store occupancy costs for the quarter excluding a store related impairment charge of $33.2 million were approximately $159 million, slightly above the comparable third quarter figure of $158 million excluding Ruehl.
The 99 stores affected by the impairment charge are comprised of 34 A&F, 46 kids, and 19 Hollister stores. I will come back to the issue of underperforming stores in a few moments. All other stores and distribution costs were approximately $222 million, or 23.7% of sales, consistent with our guidance at the beginning of the quarter that these costs would be modestly higher than the percentage of sales they represented last year, which was 23.2% excluding Ruehl.
Net income from continuing operations for the quarter was $61 million or $0.68 per diluted share. Excluding noncash asset impairment charges and discontinued operations, non-GAAP net income for the quarter was $94.2 million, or $0.91 per diluted share. The closure of Ruehl was completed by the end of the quarter and we’ve incurred aggregate net pretax exit costs with a net present value of approximately $56 million, down from the prior estimate of $60 million, of which $22.4 million was incurred in the fourth quarter. Of the original 29 Ruehl stores, we have terminated leases on 25 of the stores, three stores will be rebranded, and in one case we have not yet reached an agreement with the landlord but have accrued an estimated charge. The loss from discontinued operations for the quarter of $0.15 essentially all relates to the Ruehl exit costs of $22.4 million with the Ruehl business having operated at break even for the quarter excluding those costs.
During the quarter we opened one A&F flagship in Tokyo and five Hollister mall-based stores in Europe. To provide some color on our international results, total international sales including direct to consumer were approximately $143 million for the fourth quarter and approximately $363 million on a year to date basis. Our international store sales were approximately $107 million for the quarter and approximately $256 million on the year to date basis. We now have three international flagship locations in addition to the A&F and Hollister epic flagships in New York. The 5th Avenue flagship remains our most productive store with annualized volume above $100 million. The three international flagship locations currently have annualized volumes of around $200 million in aggregate, although remains very early for us to project an accurate annualized volume for Ginza.
We now have 10 Hollister stores open in the UK as well as one in Germany and one in Italy. The UK stores are annualizing at average volumes approximately six times our average domestic store at current exchange rates. The additional malls we add in the UK as we build towards our objective of 30 stores are likely to be less productive on average than the malls we are in currently. On the other hand the three UK Hollister stores that have been opened for over a year have comped positively in aggregate since becoming part of the comp base. In addition, across all of the Hollister stores we currently have open in Europe, while not every individual store is above our initial expectations in aggregate that is the case.

Final Transcript
Feb. 16. 2010 / 8:30AM ET, ANF — Q4 2009 Abercrombie & Fitch Co. Earnings Conference Call
In 2010, we remain on track to open our Hollister epic flagship on 5th Avenue, and A&F flagships in Fukuoka and Copenhagen. In addition to Paris in 2011 we have several other flagship opportunities under consideration and will confirm details of these as leases are executed. Going forward, flagship openings are likely to be a combination of the original flagship model and a smaller store format similar to the template we are using in Copenhagen. With regard to international mall-based locations for Hollister we currently expect to open approximately 30 stores in 2010 including in two or more new countries. These openings will be predominantly in the third and particularly the fourth quarters.
As we commit to new Hollister international openings we continue to target four wall margins of 30% or more. This excludes non four-wall costs including D.C. costs and regional and district management costs. In addition, there are certain fixed costs on a per-country basis as we get up and running in each country as well as store level pre opening rent and other costs. We typically start to incur costs approximately 18 months ahead of opening in a particular country. Based on all of the above, in broad terms for 2010, we expect that close to 20% of the incremental sales we add through international store openings will flow through to operating income.
Turning back to domestic business, we expect to open two Gilly Hicks stores, three Hollister stores, and one A&F mall store in 2010 in addition to a number of outlets. Based on the above store openings we expect total capital expenditures for 2010 to be approximately $250 million to $260 million including $215 million to $225 million related to new stores store refreshers and remodels, and approximately $35 million related to IT, DC, and other home office projects. Based on the store opening plans quarterly store occupancy costs will continue to increase modestly on a sequential basis during the year with somewhat greater increases in the latter half of the year.
With regard to store closings, on a rolling 12-month basis as of January 30th we had approximately 230 A&F Kids and Hollister stores with negative four-wall contribution. The total four-wall negative contribution from these stores was approximately $36 million in 2009. These figures exclude non four wall costs such as variable D.C. costs and regional and district management costs and potential transfer to sales to other stores upon closures. The negative contribution stores are skewed towards A&F and Kids stores are heavily concentrated in C malls, and approaching half of the stores have leases expiring before the end of 2012. Our plan is to address these stores through a combination of natural lease expirations, rent relief, and early closures for stores where we do not see a realistic likelihood that they will return to profitability.
In terms of overall guidance for 2010 and beyond as we have said in the past we we fully expect 2009 to be the trough year from a margin and EPS standpoint. Going forward our intent remains to drive our margins back towards historic levels and we believe this will require a combination of the following factors. First, returning gross margins to historic levels. We expect to make some progress on this for 2010 as a whole. For the spring, we will have year-over-year like-for-like reductions and average unit costs of close to 10%. However, from a gross margin standpoint we expect that AURs will continue to come down in the spring, in addition to which certain other gross margin items, such as air freight, are running higher than a year ago. On that basis, we may incur some modest erosion in gross margin for the spring.
Second, as we’ve said in the past, we will need to achieve improvements in domestic productivity levels. To the extent not addressed through increased productivity, closure of negative contribution stores will also contribute to margin improvement.
Third, we need to continue to achieve significantly profitable international growth. In that regard we are planning for the accelerated pace of international openings in 2010 to continue and potentially accelerate further beyond that. That next, we expect that bringing Gilly Hicks to break even or beyond over time will contribute to operating margin improvement. We have a roadmap for Gilly stretching out over the next few years. For 2010 and 2011 that roadmap requires us to hold close to the current store count while achieving aggressive goals for increased productivity. Assuming we can achieve those goals and are on track with our IMU goals we would expect to begin a ramp up of the store base in 2012.
Lastly, we need to keep our expenses under tight control. For variable stores and distribution expenses, we will continue to see greater efficiencies as we have done over the past 18 months and we have identified some new initiatives that we will be putting into place in the coming months. In terms of home office expenses which make up most of MG&A, we do not anticipate further structural reductions. Rather, our objective will be to hold increases in MG&A to modest levels and to fund incremental needs for international through offsetting efficiencies.
For the spring season we expect MG&A to increase somewhat against the comparable amount for 2009 excluding Ruehl. This includes the effect of the restored incentive in compensation accruals, increased IT related depreciation, and marketing initiatives. Equity and incentive compensation is an area where charges may escalate quite significantly over time and the expense is difficult to project. We will continue to repeat the actual charges quarter by quarter. Based on all of the above factors, we believe that an operating margin objective in the range of 15% or better in 2012 is realistic.

Final Transcript
Feb. 16. 2010 / 8:30AM ET, ANF — Q4 2009 Abercrombie & Fitch Co. Earnings Conference Call
Finally, turning to the balance sheet, we ended the fourth quarter with $680 million in cash and cash equivalents, borrowings under our credit agreement of $51 million and outstanding letters of credit of $50 million. We are very comfortable with our liquidity position going forward but at the time same time we will continue to take a conservative approach to managing cash. From an inventory standpoint we ended the quarter down 15% on a per square foot basis. Now to Brian who will provide some additional detail on our fourth quarter and fiscal 2009 financial performance.
Brian Logan — Abercrombie & Fitch Co. — VP, Finance
Thanks, Jonathan, and good morning to everyone. As stated our earnings release, the after-tax operating results of Ruehl are now included in discontinued operations on the income statement for all periods presented. As reported, fourth quarter net sales decreased 5% to $936 million, compared to $980.8 million last year. Fourth quarter direct to consumer net merchandise sales were $93.1 million, flat compared to last year. Total company comparable store sales decreased 13%, average transactions per store decreased 1%, average transaction value decreased 6% and average unit retail decreased 11% for the quarter.
For the year, net sales decreased 16% to $2.93 billion compared to $3.48 billion last years and total company direct to consumer net merchandise sales decreased 6% to $249.4 million. Total company comparable store sales decreased 23%. Average transactions per store decreased 14%. Average transaction value decreased 7%. And average unit retail decreased 7% for the year. Across all brands for the quarter the masculine categories continue to out pace the feminine categories as male comparable store sales decreased by a high single digit while female comparable store sales decrease was in the high teens.
From a merchandise classification standpoint, on a total company basis, for the quarter, male knit tops and graphic tees were weaker performers while woven shirts and fragrance were stronger performing categories. Female sweaters and knit tops were weaker performers while woven shirts and dresses were stronger performing categories. The fourth quarter gross profit rate was 63.5%, down 110 basis points from last year’s fourth quarter rate of 64.6%, primarily driven by a lower AUR, partially offset by a reduction in average unit costs. For the year, the gross profit rate was 64.3% compared to 66.9% last year.
Stores and distribution expenses for the quarter as a percentage of sales increased 4.9 percentage points to 44.2% versus 39.3% last year. Fourth quarter stores and distribution expense included a noncash impairment charge of $33.2 million, or 3.5% of sales this year compared to a charge of [$8.3 million] (corrected by company after the call) or 0.8% of sales last year. As it was determined that the carrying value of assets exceeded the fair value of those assets for 99 stores this year and 20 stores last year. Excluding the effect of impairment charges, the increase in stores and distribution expense as a percent of sales was primarily attributable to higher store occupancy costs, including rent, depreciation, and other occupancy costs. For the year, store and distribution expense as a percent of sales increased 7.5 percentage points to 48.7% versus 41.2% last year.
For the fourth quarter, marketing, general, and administrative expense was $92.4 million compared to $97.5 million last year. MG&A expense for the quarter reflect reductions in employee compensation and benefits, travel, outside services and marketing. For the year, MG&A expense was $353.3 million compared to $405.2 million last year. The income tax rate for continuing operations for the quarter was 35.3% compared to 44.4% last year. This year’s income tax rate reflects a benefit from foreign operations while last year’s rate includes a $9.9 million charge associated with internal revenue code section 162 M. For the year, the income tax rate for continuing operations was 33.9% compared to 39.5% last year. For 2010, we anticipate that income tax rate to be in the mid-30s.
For the quarter, net loss from discontinued operations net of taxes was $13.6 million or $0.15 per diluted share, compared to net loss from discontinued operations net of taxes of $19.6 million or $0.22 per diluted share last year. For the year, net loss from discontinued operations net of taxes was $78.7 million or $0.89 per diluted share compared to net loss from discontinued operations net of taxes of $35.9 million or $0.40 per diluted share last year. Net loss from discontinued operations includes the operating results, exit charges, and noncash impairment charges for Ruehl and are detailed in a table that accompanied the condensed consolidated financial statements that were included in this morning’s release.
Net income for the fourth quarter was $47.5 million, or $0.53 per diluted share compared to net income of $68.4 million or $0.78 per diluted share last year. Net income for the year was $0.3 million, or $0.0 cents per diluted share compared to net income of $272.3 million last year, or $3.05 per diluted share last year. Excluding net loss from discontinued operations and noncash asset impairment charges, fourth quarter non-GAAP net income was $0.91 compared to $1.06 last year. And full-year non-GAAP net income per diluted share was $1.12 compared to $3.51 last year. A reconciliation of net income per diluted share on a GAAP basis to net income per diluted share excluding net loss from discontinued operations and noncash asset impairment charges and non-GAAP financial measure, is summarized in a table that accompanied the condensed consolidated financial statements that were included in this morning’s release.

Final Transcript
Feb. 16. 2010 / 8:30AM ET, ANF — Q4 2009 Abercrombie & Fitch Co. Earnings Conference Call
For the year, store gross square footage was reduced by 2%. We closed a total of 53 stores during the year including 12 Abercrombie & Fitch, eight Abercrombie Kids, four Hollister, 29 Ruehl stores. Store closings for the fourth quarter totaled 40 including seven Abercrombie & Fitch, four Abercrombie Kids, two Hollister, and 27 Ruehl stores. We opened a total of 24 new stores consisting of 11 in the US and 13 outside the US. Those stores included the Hollister epic in SoHo, the A&F flagship in Milan and Ginza, and the Abercrombie Kids flagship in Milan, as well as three Abercrombie Kids, four Hollister, one Ruehl, and two Gilly Hicks mall-based stores in the US, one Abercrombie Kids store in Canada, seven Hollister stores in the UK, and one Hollister store in Italy and one in Germany.
Fiscal 2009 capex was $175.5 million, including $136.5 million for new stores, store refreshers and remodels, and $39 million related to information technology, distribution center, and other home office projects. We ended fiscal 2009 with a total of 1096 stores, 340 Abercrombie & Fitch, 205 Abercrombie Kids, 507 Hollister and 16 Gilly Hicks domestically, six Abercrombie & Fitch, four Abercrombie Kids, 18 Hollister stores internationally. For fiscal 2009, depreciation and amortization expense net of amortization and deferred lease credits was $191.6 million. We expect net depreciation and amortization expense for fiscal 2010 to be approximately in line with that of fiscal 2009.
Pre opening rent expense for fiscal 2009 was $35.4 million primarily related to flagships. For fiscal 2010 we expect pre opening rent expense to be slightly higher and primarily attributable to flagships and international Hollister stores. This now concludes our prepared comments section of the call. We’re now available to take your questions. Please limit yourself to one question so that we can speak with as many callers as possible. After everyone has had a chance we will be happy to take follow-up questions. Thank you.
QUESTION AND ANSWER
Operator
(Operator Instructions) We will take the first question Barbara Wyckoff, Jesup & Lamont
Barbara Wyckoff — Jesup & Lamont — Analyst
Good job. Could you just talk about your thoughts on inventory levels into 2010?
Jonathan Ramsden — Abercrombie & Fitch Co. — EVP, CFO
Good morning, Barbara. Clearly as we said, coming into the fall season we thought we had been probably in retrospect a little too conservative on inventory levels. We were down 35% on a cost per square foot basis coming into the fall. Down 15% at the end of the year. As we go to the vend Q1 we’re up against some very significant negative reductions from last year. I think we were down 27% from the end of Q1 last year, 35% at the end of Q2. So I think consistent with the overall position we’re in at the end of the year would you probably expect to see a modest increase at the end Q1, probably something similar directionally the end of Q2.
Operator
We’ll take the next questions from Jeff Klinefelter with Piper Jaffray.

Final Transcript
Feb. 16. 2010 / 8:30AM ET, ANF — Q4 2009 Abercrombie & Fitch Co. Earnings Conference Call
Jeff Klinefelter — Piper Jaffray — Analyst
Thanks for all the great detail on the call today. Just wanted to talk a little bit or get a little bit more color about sales trends going into spring, given how the fourth quarter flowed with January being a significant improvement. Could you talk about the underlying sales trends as you see it, what your expectations are and what your income statement metrics that you discuss, Jonathan, would be based on in terms of top line volume?
Jonathan Ramsden — Abercrombie & Fitch Co. — EVP, CFO
I guess in terms of the sales trend for coming into spring, obviously we can’t say too much beyond what we reported for January. Clearly, post December 26 the trend got better both because of the gift card and the business excluding the gift card event was better, and that continued through the end of January. The end of January was helped by the extension of the winter sale and clearance event, compared to a period last year when we didn’t that event running.
The metrics going forward are obviously through 2012, and clearly we do — we will need, as I said a couple minutes ago, increased — increase in productivity to get to that goal of 15% or better. But we see a number of different permutations between international growth and domestic productivity improvement, and we certainly don’t think we need to get domestic productivity back to where it was historically to get up into that range based on what we see happening from an international standpoint.
Operator
We’ll take the next question from Christine Chen, Needham & Company.
Christine Chen — Needham & Company — Analyst
I was wondering if could you talk about the women’s product. It looks a lot better. Do you expect to increase the mix towards even more fashion as you continue throughout the year and given that women’s is still trailing, do you think there might be a fit issue?
Mike Jeffries — Abercrombie & Fitch Co. — Chairman, CEO
Good morning, Christine. I think we’ve made lots of progress in the women’s business, and I think those — you have clearly seen it, as have many of you, the fashion component of the assortment has been steadily increasing from spring and summer of 2008 to current. Actually, 2009 to current. It’s been improving in variety and styling and will continue to push improvements in fashion. Our mission is classic casual American apparel, but our focus is on identifying key trends, and then putting those trends into our handwriting. I think we’re doing a better and better job of that. There will always be basics and fashion, but I think our fashion component has increased in quantity and quality. And I think we’re do this in our handwriting.
I believe you will see more and as the months unfold. The conversation about fit is interesting. I think we do not have a fit problem. There are some fit issues that emerge, and we face them, but I wouldn’t say that they’re extraordinary. I think our product does fit. Thanks, Christine.
Operator
We’ll now take a question from Jeff Black, Barclays Capital.
Jeff Black — Barclays Capital — Analyst
Thanks. So it sounds like AUR obviously under pressure may be down double digits. Can you talk, Mike, about the mix that we’ll see of promotion or clearance, however you want to call it, versus opening price points in 1Q versus what we just saw in 4Q? And is there an opportunity to take the cost improvements, I think you said down 10% is there an opportunity for further reductions in that across the back half of the year? Thanks.
Mike Jeffries — Abercrombie & Fitch Co. — Chairman, CEO
Let’s take the last question first. Continued opportunity in the back half of the business — back half of the year. I believe there’s opportunity for reduction. I can’t give that you range now because we’re in the midst of working on it. I will tell you that we are approaching the costing in an aggressive way. We have key factory relationships that are working with us. We are looking at the construction of our garments and making sure we’re getting best value. I can’t put it in a range, but we would expect to see cost reductions for the fall season.
In terms of the spring, it will be a mix of lower price points and promotional activity. Clearly, Hollister offers us the biggest opportunity for more competitive pricing through either price point or promotional activity. But I can’t give you what that mix is, but you will see both.

Final Transcript
Feb. 16. 2010 / 8:30AM ET, ANF — Q4 2009 Abercrombie & Fitch Co. Earnings Conference Call
Operator
Now we’ll take a question from Michelle Tan with Goldman Sachs.
Michelle Tan — Goldman Sachs — Analyst
Jonathan, I was wondering if you could just clarify on the 15% longer term operating margin target, is that for the fiscal year ended January 2013, when you say 2012? And then also, can you help us understand getting from the current mid single-digit operating level to that 15% rough breakdown of how much you can get out of store closings and out of the international penetration?
Jonathan Ramsden — Abercrombie & Fitch Co. — EVP, CFO
Yes. Good morning, Michelle. I guess on the — we are talking about fiscal 2012 ending in three years time from the current year end we’ve just been through. And I think as we look at it there are all those different factors we talked about can help us improve margin. There are obviously different combinations that can get it up into that range. We will need an improvement in domestic productivity, I think as we consistently said it doesn’t need to go back to where it was to get up into that range.
The store closures piece of it, I guess we frame tissue in terms of what the stores are currently contributing negatively. The number on a truly variable basis is somewhat greater than that when you factor in some of the costs not included in the four walls. But how that gets addressed depends really on what happens on productivity levels to the extent that productivity levels come back. Some of those stores will come back into being positive contribution. To the extent those stores stay where they are, then we would expect to close a significant proportion of them over that period of time.
Mike Jeffries — Abercrombie & Fitch Co. — Chairman, CEO
May I just insert something here, and that is that I think it’s important to note, and I’m really happy you picked that up 15% and above, that’s where we’re going. We’re going back to historical levels of operating profit in this company, and we have a plan to get there, and I think it’s really important to note that we are executing a strategy for the long term, and we feel even better about that strategy today than we did a year ago.
And the plan is correct, and we think we’re strategically dead on. It’s based on continued international growth. I don’t have to say that. New countries, significant increase in Hollister, and improving the domestic business through improved productivity and closing underperformers. But that’s what Jonathan is addressing, and that is our focus, this is a long-term plan to get back to 20% operating margin.
Operator
And we will take the next question from Liz Dunn with Jefferies.
Liz Dunn — Thomas Weisel — Analyst
Hi, I’m actually at Thomas Weisel. My question is regarding near term operating margins. I’m always a little worried when I hear a company give a longer term target but they can’t provide nearer term goals. So is there anything nearer term that you can point to, maybe what operating margins will look like over the next couple years? Thanks.
Jonathan Ramsden — Abercrombie & Fitch Co. — EVP, CFO
Good morning, Liz. I guess what we said earlier on was we expect directionally margin to improve in 2010 versus 2009, and obviously when we say that we’re talking about ‘09, excluding all the one-timers. And then we have the long term which we’ve spoken to. I think there are a few different factors that could influence the margins this year, including where we get to from a costing standpoint within this year, but I think it ultimately goes back to the point Mike just made, we’re executing a long-term strategy, and the next couple quarters is frankly less important to us than figuring out that we’re on a path that gets to us where we want to be over next two to three years.

Final Transcript
Feb. 16. 2010 / 8:30AM ET, ANF — Q4 2009 Abercrombie & Fitch Co. Earnings Conference Call
Operator
We’ll now take the next question from Randy Konik from Jefferies.
Tapush Ferry — Jefferies & Company — Analyst
Hi good morning, it’s [Tapush Ferry] filling in for Randy. Jonathan, I was hoping you could give us more color into the commentary around gross margins and the early spring markdowns and maybe if you can quantify the impact of that particular driver on the fourth quarter and how it would help the first quarter in 2010. Thanks.
Jonathan Ramsden — Abercrombie & Fitch Co. — EVP, CFO
Good morning. I guess it’s not really going to help much with the spring itself. These weren’t accelerated markdowns that we otherwise would have taken in the spring. This is product that we aren’t going to set in the stores. In terms of magnitude in the fourth quarter it was obviously significant enough that we felt it appropriate to call it out as being somewhat unusual item influencing the fourth quarter gross margin.
Mike Jeffries — Abercrombie & Fitch Co. — Chairman, CEO
Let me give you some color on this product. We are obsessed with putting good looking product in our stores. This product was not good looking.
Operator
We’ll now take the next question from Paul Lejuez with Credit Suisse.
Paul Lejuez — Credit Suisse — Analyst
With your openings in Milan and Tokyo what have you learned about how the A&F brand is perceived in those markets Europe and Asia, and I’m wondering, Mike, what do you think about the pricing gap between the US and international stores? Where is that going to go in the future? Thanks.
Mike Jeffries — Abercrombie & Fitch Co. — Chairman, CEO
Okay. What we’ve learned from, I think it’s more than Tokyo and Milan, it’s international, we have learned that there is a huge demand for our brands around the world, and demand for our brands in terms of what they look like what our stores look like, the environment, our total product. And we clearly see that result last year in the UK, in Germany, in Italy, and Japan.
In terms of international flagships, let’s quantify that. I want to repeat what Jonathan said, and that’s that in our three international flagships this year, in aggregate will do $200 million in volume. That’s pretty impressive acceptance or enthusiasm for these brands. We think we are dead on in terms of how we are pricing our product in these stores, be they flagships or the Hollister mall stores. We think we’ve been dead on in the pricing. We are premium brands, and we get premium prices in these markets. We look at it on a market by market basis. We’ve been dead on to date. We’ll continue to look at each market as we enter the market.
Operator
Now we’ll take a question from Janet Kloppenberg, JJK Research.

Final Transcript
Feb. 16. 2010 / 8:30AM ET, ANF — Q4 2009 Abercrombie & Fitch Co. Earnings Conference Call
Janet Kloppenberg — JJK Research — Analyst
Hi, everyone.
Mike Jeffries — Abercrombie & Fitch Co. — Chairman, CEO
Hi Janet.
Janet Kloppenberg — JJK Research — Analyst
Thanks for all the detail today. It really helped a lot.
Mike Jeffries — Abercrombie & Fitch Co. — Chairman, CEO
Good.
Janet Kloppenberg — JJK Research — Analyst
I wanted to talk a little bit about how we should be thinking about domestic productivity, Mike. I know that the men’s business is improving, and you feel good about that. That I know that your outlook for women’s improves as the year goes along. I was just wondering if you thought once the AUR situation became more apple to apple, whether we should expect that domestic productivity could show some gains this year or whether it’s just too early to tell. Maybe you could just talk about your outlook for domestic store productivity ex the store closings, of course. Thanks.
Mike Jeffries — Abercrombie & Fitch Co. — Chairman, CEO
I think, Janet, the answer to that is that we’re working ourselves as hard as you can imagine to get domestic productivity increases. And we’re doing it through fashion, and I think everybody has commented on that getting more right in terms of fashion, and to be in a more competitive state. Will we get it? I can’t promise you a number, but I can say we’re working at it pretty obsessively.
Operator
And now we’ll take a question from Robert Samuels with Oppenheimer.
Robert Samuels — Oppenheimer & Company — Analyst
Hi, good morning. So of the 230 negative contribution stores that you mentioned, can you give us a ballpark figure of how many of those you think may close over the next several years? And then how big do you think the direct to consumer business can be over time?
Jonathan Ramsden — Abercrombie & Fitch Co. — EVP, CFO
Good morning, Robert. I guess on the 230 we haven’t put a specific number. I think the impairment, which is obviously an accounting driven concept, gives you a little bit of an insight, because that’s basically saying we don’t anticipate the cash flows from those stores recover the book value of the asset, so it suggests that you have 95 stores, which are relatively less healthy in the remainder.
But these numbers are quite sensitive to productivity levels, and given that the lease expirations are generally at the end of the year, it’s partly going to be influenced by what we see happening over the course of this year and beyond in terms of productivity as we get to the point where we have to start executing against that. Other than the ones that are so deeply underwater where we’ll see it go into effect sooner than that. So I think the short answer is probably not a particular satisfying one is that it does depend. But I think over time, clearly we’re expecting that he we can work off that negative number in terms of the aggregate negative contribution.

Final Transcript
Feb. 16. 2010 / 8:30AM ET, ANF — Q4 2009 Abercrombie & Fitch Co. Earnings Conference Call
Operator
And now we’ll take a question from Dorothy Lakner with Caris & Company.
Dorothy Lakner — Caris & Company — Analyst
Thanks again for all the detail this morning. I had a question on Hollister international. I wondered if could you share with us the country mix of those 30 openings this year, where you’re planning on pursuing expansion.
Jonathan Ramsden — Abercrombie & Fitch Co. — EVP, CFO
Good morning, Dorothy. Our plan will continue to be to test into new markets, so we’ll be doing a little bit of that, but then once we’re comfortable in the market, as we clearly are in the UK, significantly accelerating the pace of growth. So decent number that will be in the market in which we’re already established, then we’ll be planting the flag opening a couple stores in a few— in two or three nw countries.
Operator
And we’ll take the next question from Roxanne Meyer with UBS.
Roxanne Meyer — UBS — Analyst
Great, thank you, good morning. I just wanted to go back to your 15% or greater long-term operating margin target. Are you able to share what you are thinking that the core US business can get back to longer term? Would you say that that’s your goal as well for 15%, or do you expect it to be less than that over time?
Jonathan Ramsden — Abercrombie & Fitch Co. — EVP, CFO
I think at any given margin level, currently our international margins are significantly stronger than our domestic, so from a mix standpoint, we could get to 15% without the domestic business being, in aggregate, 15%.
Mike Jeffries — Abercrombie & Fitch Co. — Chairman, CEO
But I think it’s important to note that we do have many levers to pull to get to that 20%. So gross margin, domestic productivity, international, Gilly Hicks, domestic, there are lots of avenues for us, and I think that’s really a message that we have growth and options for growth ahead of us.
Operator
And now we will take a question from Adrienne Tennant with Friedman, Billings, Ramsey.
Adrienne Tennant — Friedman, Billings, Ramsey — Analyst
Good morning. My question is also on international. Are you willing to share at all the contribution of international to operating margin as it stands now? And then if you could just do the timing and size of Copenhagen for Hollister epic.
Jonathan Ramsden — Abercrombie & Fitch Co. — EVP, CFO
Good morning. I guess in terms of the contribution to international, we spoke earlier on about the incremental flow-through of the sales we’d be adding this year, which we said, taking into account all the stores specific costs, pre opening costs and country specific costs, significant chunk of which relates to stores and countries in which we weren’t even opened 20 10, the flow-through in 2010 will be close to 20%.

Final Transcript
Feb. 16. 2010 / 8:30AM ET, ANF — Q4 2009 Abercrombie & Fitch Co. Earnings Conference Call
In terms of the aggregate contribution, we spoke about our store margin objectives and the fact that we’re in general in aggregate ahead of the volumes of which we’ve signed up for those stores. I think that gives you some sense of where we are internationally. Clearly what’s happened up until this year is that the pre opening costs have accounted for a significant proportion of the total store contribution we’ve been generating, and as we’ve said for some time that gap will start to open up in 2010 and beyond.
Operator
And we will take the next question from Stacy Pak.
Mike Jeffries — Abercrombie & Fitch Co. — Chairman, CEO
Hi, Stacy.
Stacy Pak — Prudential Equity Group, LLC — Analyst
How are you doing?
Mike Jeffries — Abercrombie & Fitch Co. — Chairman, CEO
Good how are you?
Stacy Pak — Prudential Equity Group, LLC — Analyst
Good. Hey, question on just on the AUR and A U C and all that. You said the AUC would be down 10% in the spring, and then you said the AUR would be down in the spring. Would you expect the AUR to continue down as it has been, and then level out in the fall, and just thinking about the gross margin overall in 2010, is a 66%, 67% gross margin a reasonable expectation? Or is there too much pressure from everything else out there that that’s not really a reasonable goal? And on the operating margin, for 2010, do you think you can get it to a double digit in 2010, or is that too aggressive?
Jonathan Ramsden — Abercrombie & Fitch Co. — EVP, CFO
Good morning, Stacy.
Mike Jeffries — Abercrombie & Fitch Co. — Chairman, CEO
Turn that over to Jonathan.
Jonathan Ramsden — Abercrombie & Fitch Co. — EVP, CFO
I guess in terms of — one important point to make on the average unit cost in the spring is that’s like for like. So mix factors could mean how that flows through ultimately could be somewhat different, but forgiven items, like for like, we’re getting a 10% reduction. In terms of, I guess, gross margin for the year what we said earlier was we expect to make progress in improving our gross margin this year, further anticipate the spring gross margin will erode or may erode modestly compared to last year. Combining those two things getting up that into range you just mentioned, it’s probably going to be challenging this year.
In terms of operating margin for 2010, we have have laid out the I guess I think a lot of color in terms of what we see happening in 2010 from an expense standpoint. Clearly what we do from a productivity standpoint and the trade-off between AUR reductions and gross margin rates, can have a significant impact op that in2010. But I think based on all the color we’ve given, you can figure out what it would take for us to get there and whether or not that’s realistic.

Final Transcript
Feb. 16. 2010 / 8:30AM ET, ANF — Q4 2009 Abercrombie & Fitch Co. Earnings Conference Call
Mike Jeffries — Abercrombie & Fitch Co. — Chairman, CEO
I would say, Stacy that he we’re operating this business long term, short term, long term for this year is getting the best AUCs we can for the balance of the year. And the AURs are going to depend upon how the business reacts. And we look at it on a week to week basis.
Jonathan Ramsden — Abercrombie & Fitch Co. — EVP, CFO
Brian just mentioned to me that I failed to answer the second part of Adrienne’s question, so I want to come back to that. Copenhagen, (inaudible) and Epic 5th Avenue are all scheduled to open in the fourth quarter 2010. In terms of the size of Copenhagen, I’m not sure we’ve given that figure, but if we have, Eric, we’ll — we can provide it separately.
Operator
And now we’ll take a question from Lorraine Hutchinson with Bank of America-Merrill Lynch.
Lorraine Hutchinson — Bank of America-Merrill Lynch — Analyst
Thank you, good morning. Was just hoping to get a little bit more color on how you are thinking about gross margin going forward. You went through a lot of detail about this year, but I guess longer term in the US business, will you need to wean the customer off of some of these promotions and discounts that you’ve been offering? And what’s your strategy to do that, and I guess time frame over which you will?
Mike Jeffries — Abercrombie & Fitch Co. — Chairman, CEO
Well, it’s a good question. We hope to do that with better assortments, better fashion, better statements, and we hope to do that without seeing an improvement in the economy. It just depends upon how well we’re able to execute our mission. But as I said, we are going to — we’re looking at the business on a weak by week basis, and we’ll really strive to get her off this merry-go-round. Hint-hint.
Operator
And now we’ll take a question from Howard Tubin with RBC Capital Markets.
Howard Tubin — RBC Capital Markets — Analyst
Thanks very much. Mike, can you just talk about your thoughts on Abercrombie & Fitch brand versus Hollister and versus each other? Do you think the brands are differentiated enough, or would you like to take them further apart than where they stand today?
Mike Jeffries — Abercrombie & Fitch Co. — Chairman, CEO
I think that they are differentiated, and I think that we can continue to do a better job to differentiate them. There is more opportunity for differentiation. It is an objective of the Company, but that’s a moving target. Again, it has to do with how well we execute fashion, the and executing fashion means that there is differentiation between the brands. There can be more, there will be more.
Operator
And we’ll take the next question from Edward Yruma with KeyBanc capital marks.

Final Transcript
Feb. 16. 2010 / 8:30AM ET, ANF — Q4 2009 Abercrombie & Fitch Co. Earnings Conference Call
Edward Yruma — KeyBanc Capital Markets — Analyst
Thanks for taking my question. A little bit more on the pass-through EBIT contribution of international. Can you talk about the cadence of that? I know that you indicated that store openings will be pretty much back end weighted. Does that indicate that international will be more profitable earlier in the year versus towards the end of the year? Thank you.
Jonathan Ramsden — Abercrombie & Fitch Co. — EVP, CFO
Hey, Ed. We are seeing the Hollister openings in particular skew heavily to the third and particularly the fourth quarters. The flagships also are all opening in the fourth quarter, so I guess the effect of that is that we get the pre-opening costs impacting prior to those openings, then we start to get the benefit once the store is open. The same time, we have pre opening rent and other expense starting to come in for 2011 openings. But clearly once we get the stores opened this year that will help us from a cadence standpoint within the year.
Operator
And now we’ll move to a question from Dana Tesley with Telsey Advisory Group.
Mike Jeffries — Abercrombie & Fitch Co. — Chairman, CEO
That’s Telsey. Hi, Dana.
Dana Telsey — Telsey Advisory Group — Analyst
Hi Mike, how are you? Hello, everyone.
Mike Jeffries — Abercrombie & Fitch Co. — Chairman, CEO
How are you?
Dana Telsey — Telsey Advisory Group — Analyst
Good. As you talk about differentiation in the flagships in the US business what are you learning from flagships and from epic that could help inform with you the domestic business? How do you see the similarities or differences? Thank you.
Mike Jeffries — Abercrombie & Fitch Co. — Chairman, CEO
Oh, I think that’s great question. I think that our European and flagship businesses, our flagships international, are more advanced than the domestic market from a fashion point of view, and we really have the opportunity to learn from those businesses next. And that is a focus in the business. We do put more forward product in those stores and then read that result for next in the US. But that’s really a very terrific question, and an advantage that is hidden in our business.
Operator
And we’ll take the next question from Jennifer Black with Jennifer Black & Associates.
Jennifer Black — Jennifer Black & Associates — Analyst
Good morning.

Final Transcript
Feb. 16. 2010 / 8:30AM ET, ANF — Q4 2009 Abercrombie & Fitch Co. Earnings Conference Call
Mike Jeffries — Abercrombie & Fitch Co. — Chairman, CEO
Hi, Jennifer.
Jennifer Black — Jennifer Black & Associates — Analyst
Hi. I wondered if you could talk about the logoing of your product. I notice some logos are less obvious while others are much larger. And I wondered if there’s a difference in perception to logos and how you felt about them internationally versus domestic. Thank you.
Mike Jeffries — Abercrombie & Fitch Co. — Chairman, CEO
That’s also really good question. We sell marketed product, and we sell marketed product everywhere. And the issue is how much of it and how obvious it should be. We work very hard to have a balance of obvious logo and less obvious logo or marketed apparel. But there is always a marketed aspect to our apparel. We find that the more obvious, the more — the better we sell it, but we have to work for there to be a balance in the assortments. But there’s still a marketing element on all of our product, be at small seagull or a small moose, but the balance is between obvious and less obvious, and that’s something that we have to continue to monitor.
Operator
And we’ll now take the next question from Laura Champine with Cowen and Company.
Laura Champine — Cowen & Company — Analyst
Good morning. Thanks again for your outlook for 15% operating margin in 2012. I know the international business tends to have higher gross margins than domestic, so what’s the approximate level of gross margins that you’re assuming in that 15%?
Jonathan Ramsden — Abercrombie & Fitch Co. — EVP, CFO
Well, good morning, Laura. You’re absolutely right, the gross margin of international is higher than domestic. So as gross margin — as international becomes a higher percentage of mix, that is one factor that helps with us gross margin over time. That’s one of the things that we’ve modeled in as we look at the different scenarios to get to us that 15% or better margin. Was there a second part to the question?
Operator
There’s no second part to the question, and that will conclude today’s question and answer session and will conclude today’s conference. Thank you for your participation.
Mike Jeffries — Abercrombie & Fitch Co. — Chairman, CEO
Thank you, everyone.

Final Transcript
Feb. 16. 2010 / 8:30AM ET, ANF — Q4 2009 Abercrombie & Fitch Co. Earnings Conference Call
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